The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying prospectus supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT
Dated August 12, 2019
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-225551
(To Prospectus dated October 31, 2018
and Prospectus Supplement dated October 31, 2018)

UBS AG $• Principal at Risk Yield Notes

Linked to the 10-year CMS Rate (USD) due on or about August 17, 2020

Investment Description

UBS AG Principal at Risk Yield Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the 10-year CMS Rate (USD) (the “underlying rate”). UBS will pay you a fixed coupon based on a per annum rate (the “coupon rate”) on each coupon payment date (including the maturity date) regardless of the performance of the underlying rate. If the underlying rate on the valuation date (the “final underlying rate”) is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the final underlying rate is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a 1.00% loss on your initial investment for each 0.01% that the final underlying rate is less than the downside threshold and, if the final underlying rate is less than the downside threshold by 1.00% or more, you will lose all of your initial investment. In this scenario, your percentage loss on the Notes will exceed the percentage decline in the underlying rate from the underlying rate on the trade date (the “initial underlying rate”) to the final underlying rate. If the final underlying rate is less than the downside threshold by 1.00% or more, you will lose all of your initial investment. In no event will the payment at maturity be less than $0.00. Investing in the Notes involves significant risks. In exchange for receiving a fixed coupon on the Notes, you are accepting the risk of losing a significant portion or all of your initial investment. Higher coupon rates are generally associated with a greater risk of loss on the Notes. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Income — Regardless of the performance of the underlying rate, UBS will pay you a fixed coupon on each coupon payment date based on the coupon rate.
❑	Contingent Repayment of Principal at Maturity with Potential for Accelerated Full Downside Market Exposure — If the final underlying rate is equal to or greater than the downside threshold, UBS will pay you the principal amount per Note at maturity plus the coupon otherwise due. If, however, the final underlying rate is less than the downside threshold, in addition to the coupon otherwise due, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a 1.00% loss on your initial investment for each 0.01% that the final underlying rate is less than the downside threshold and, if the final underlying rate is less than the downside threshold by 1.00% or more, you will lose all of your initial investment. In this scenario, your percentage loss on the Notes will exceed the percentage decline of the final underlying rate relative to the initial underlying rate. In no event will the payment at maturity be less than $0.00. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	August 12, 2019
Settlement Date**	August 16, 2019
Coupon Payment Dates	Quarterly (see page 3)
Valuation Date	August 10, 2020
Maturity Date	August 17, 2020

*	Expected. See page 2 for additional details.

**	We expect to deliver the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes will have accelerated downside market risk relative to that of the underlying rate. This accelerated market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page S-5 of the accompanying prospectus supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes. The final terms for the Notes will be set on the trade date. Coupons will be paid on each coupon payment date in arrears in equal installments.

Underlying Rate	Coupon Rate	Total Coupon Payable	Initial Underlying Rate	Downside Threshold	CUSIP	ISIN
10-year CMS Rate (USD) (Reuters Screen: “ICESWAP1”)	9.50% to 10.50% per annum	$95.00 to $105.00 per Note	•%	75.00% of the Initial Underlying Rate	90270KK81	US90270KK818

The estimated initial value of the Notes as of the trade date is expected to be between $953.30 and $983.30. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on page 5 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the accompanying prospectus supplement, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the 10-year CMS Rate (USD)	$•	$1,000.00	$•	$0.00	$•	$1,000.00

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for various securities we may offer, including the Notes) with the U.S. Securities and Exchange Commission (the “SEC”) for the Notes to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.
You may access these documents on the SEC website at www.sec.gov as follows:
♦ Prospectus Supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002087/ub46174838-424b2.htm
♦ Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Principal at Risk Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying prospectus supplement” mean the UBS prospectus supplement, dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants,” dated October 31, 2018.
This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.
If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying prospectus supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying prospectus supplement; and last, the accompanying prospectus.
UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the underlying rate and the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that will decline in value on an accelerated basis relative to the decline in the underlying rate and you understand and accept that you will lose all of your initial investment if the final underlying rate is less than the downside threshold by 1.00% or more.
♦	You understand and accept that if the final underlying rate is less than the downside threshold, you will experience losses and these losses will likely be significant given that a decline in the final underlying rate below the downside threshold by even a very small percentage will result in a significant loss.
♦	You believe that the final underlying rate is likely to be equal to or greater than the downside threshold.
♦	You understand and accept that you will not participate in any increase in the underlying rate and that any positive return is limited to the coupons, which are based on a fixed rate.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the underlying rate.
♦	You would be willing to invest in the Notes based on the downside threshold indicated on the cover hereof and if the coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).
♦	You understand and are willing to accept the risks associated with the underlying rate and the risks associated with interest rates generally.
♦	You are willing to hold the Notes to maturity and you accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price.

The Notes may not be suitable for you if:

♦	You do not fully understand the underlying rate or the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of a significant portion or all of your investment or you are not willing to make an investment that will decline in value on an accelerated basis relative to the decline in the underlying rate.
♦	You do not understand or are unwilling to accept that if the final underlying rate is less than the downside threshold, you will experience losses and these losses will likely be significant given that a decline in the final underlying rate below the downside threshold by even a very small percentage will result in a significant loss.
♦	You believe that the final underlying rate is likely to be less than the downside threshold.
♦	You seek an investment that participates in any increase in the underlying rate, that pays floating coupons based on the underlying rate or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the underlying rate.
♦	You would be unwilling to invest in the Notes based on the downside threshold indicated on the cover hereof or if the coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).
♦	You do not understand or are not willing to accept the risks associated with the underlying rate or the risks associated with interest rates generally.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Rate” herein for more information on the underlying rate. You should also review carefully the “Key Risks” section herein and the more detailed “Risk Factors” in the accompanying prospectus supplement for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Term	Approximately 12 months. In the event that we change the trade date or settlement date, the calculation agent may adjust the coupon payment dates (including the maturity date) and the valuation date to ensure that the stated term of the Notes remains the same.
Underlying Rate	The 10-year CMS Rate (USD), which is the rate for U.S. dollar swaps with a 10 year maturity, as described further under “Information About the Underlying Rate” herein.
Coupon Payments

UBS will pay interest on the principal amount of the Notes in periodic installments on each coupon payment date (including the maturity date) regardless of the performance of the underlying rate.

The coupon is a fixed amount based upon equal installments at the coupon rate, which is a per annum rate and will be set on the trade date. The table below sets forth the range for the coupon rate, hypothetical coupon for each Note that would be paid on each coupon payment date and the total coupon payable. The actual amounts will be determined on the trade date.

	Coupon Rate:	9.50% to 10.50% per annum
	Coupon:	$23.75 to $26.25
	Total Coupon Payable:	$95.00 to $105.00

Downside Threshold	A specified percentage of the underlying rate that is less than the initial underlying rate, as specified on the cover hereof and determined by the calculation agent.
Payment at Maturity (per Note)

If the final underlying rate is equal to or greater than the downside threshold, in addition to the coupon otherwise due, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the final underlying rate is less than the downside threshold, in addition to the coupon otherwise due, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

The greater of (a) $1,000 x [1 – 100 x (Downside
Threshold – Final Underlying Rate)] and (b) $0.00

In this scenario, you will suffer a 1.00% loss on your initial investment for each 0.01% that the final underlying rate is less than the downside threshold and, if the final underlying rate is less than the downside threshold by 1.00% or more, you will lose all of your initial investment. In this scenario, your percentage loss on the Notes will exceed the percentage decline in the underlying rate from the initial underlying rate to the final underlying rate. In no event will the payment at maturity be less than $0.00.

Initial Underlying Rate(1)	The underlying rate on the trade date.
Final Underlying Rate(1)	The underlying rate on the valuation date.

(1)       As determined by the calculation agent in the manner described herein under “Information About the Underlying Rate”.

Investment Timeline

Trade Date	The initial underlying rate is observed and the final terms of the Notes are set.
¯
Coupon Payment Dates	UBS pays the applicable fixed coupon.
¯
Maturity Date

The final underlying rate is observed on the valuation date.

If the final underlying rate is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If the final underlying rate is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

The greater of (a) $1,000 x [1 – 100 x (Downside
Threshold – Final Underlying Rate)] and (b) $0.00

In this scenario, you will suffer a 1.00% loss on your initial investment for each 0.01% that the final underlying rate is less than the downside threshold and, if the final underlying rate is less than the downside threshold by 1.00% or more, you will lose all of your initial investment. In this scenario, your percentage loss on the Notes will exceed the percentage decline in the underlying rate from the initial underlying rate to the final underlying rate. In no event will the payment at maturity be less than $0.00.

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of losing a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

2

Coupon Payment Dates(1)

)

November 18, 2019
February 18, 2020
May 18, 2020
Maturity Date(2)
(1)	If any such date is not a business day, the affected coupon payment date will be the next following business day and no adjustment will be made to the coupon payable in respect of the delay.
(2)	If the valuation date is postponed, the maturity date will also be postponed to maintain the same number of days between the valuation date, as postponed, and the maturity date as originally existed.

3

Key Risks

An investment in the Notes involves significant risks. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the UBS will not necessarily repay the principal amount of the Notes at maturity. If the final underlying rate is less than the downside threshold, you will experience losses and these losses will likely be significant given that a decline in the final underlying rate below the downside threshold by even a very small percentage will result in a significant loss.
♦	The Notes have leveraged downside risk — As discussed above if the final underlying rate is less than the downside threshold, you will experience losses on a leveraged basis relative to the decline in the underlying rate. Specifically, you will lose 1.00% of your principal amount for each 0.01% that the final underlying rate is less than the downside threshold. Accordingly, if the final underlying rate is less than the downside threshold by 1.00% or more, you will lose all of your initial investment. In no event, however, will the payment at maturity be less than $0.00.
♦	The contingent repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying rate at such time is equal to or greater than the downside threshold.
♦	Your potential return on the Notes is limited to the coupon payments — Your return on the Notes is limited to the coupons paid, which are based on a fixed rate, and you will not participate in any increase in the underlying rate, even though you will be exposed on an accelerated basis to the downside market risk of the underlying rate if the final underlying rate is less than the downside threshold.
♦	A higher coupon rate or lower downside threshold may reflect greater expected volatility of the underlying rate, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the coupon rate and downside threshold, are based, in part, on the implied volatility of the underlying rate at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the underlying rate. The greater the implied volatility of the underlying rate as of the trade date, the greater the expectation is as of that date that the final underlying rate could be less than the downside threshold on the valuation date and, as a consequence, indicates an increased risk of loss. All things being equal, this greater implied volatility will generally be reflected in a higher coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold than that on otherwise comparable securities. Therefore, a relatively higher coupon rate may indicate an increased risk of loss. Further, a relatively lower downside threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity, particularly due to the fact that you will be exposed to declines in the underlying rate on a leveraged basis if the final underlying rate is less than the downside threshold. You should be willing to accept that the Notes are exposed to the downside market risk of the underlying rate on an accelerated basis and the potential to lose a significant portion or, if the final underlying rate is less than the downside threshold by 1.00% or more, all of your initial investment.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any payment owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying rate. You, as an investor in the Notes, should make your own investigation into the underlying rate. A number of factors can cause changes in the underlying rate, including, among other things: perceptions about future levels of the underlying rate, general economic, financial, political, regulatory and judicial events that affect financial markets generally and prevailing interest rates, expectations regarding the level of price inflation, prevailing market interest rates and the policies of the Federal Reserve Board regarding interest rates. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These and other factors, including those set forth under “Risk Factors — The market value of the Notes may be influenced by unpredictable factors” in the accompanying prospectus supplement, may have a negative impact on the market value of, and any amount payable at maturity on, the Notes.

4

♦	Fair value considerations
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying rate, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. Hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Depending on your broker, the price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be less than the valuation provided on your customer account statements — As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time, as well as its then current bid-ask spread for similar sized trades of structured debt securities. The value provided by UBS Securities LLC on its customer statements is based on these pricing models. As a result, depending on your broker, UBS Securities LLC or its affiliates may offer to buy or sell the Notes in the secondary market at a price that is less than the valuation provided on your broker’s customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the then-current underlying rate; the volatility of the underlying rate; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then-current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” is expected to reduce the price at which you may be able to sell the Notes in any secondary market.

5

♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the underlying rate will rise or fall and there can be no assurance that the final underlying rate will be equal to or greater than the downside threshold. The final underlying rate will be influenced by complex and interrelated political, economic, financial and other factors. You should be willing to accept the risks associated with the underlying rate and the risks associated with interest rates generally, as well as the risk of losing a significant portion or all of your initial investment, possibly on an accelerated basis relative to the decline in the underlying rate.
♦	Regulatory investigations regarding the potential manipulation of the CMS rate (USD) may adversely affect the value of, and return on, the Notes — It has been reported that the U.K. Financial Conduct Authority ("FCA") and the U.S. Commodity Futures Trading Commission (the “CFTC”) are working together to investigate the potential manipulation of the CMS rate (USD). Additionally, in 2017, UBS (and other banks), while denying any wrongdoing or liability, entered into a settlement agreement with plaintiffs that brought putative class action lawsuits against the issuer (and other banks) alleging the manipulation of the CMS rate (USD). If such manipulation occurred, it may have resulted in the CMS rate (USD) being artificially lower (or higher) than it would otherwise have been.
♦	The method pursuant to which the underlying rate is determined may change in the future and may adversely affect the market value of, and return on, the Notes — The underlying rate represents the fixed rate of interest payable on a hypothetical interest rate swap with a floating leg based on 3-month USD LIBOR. Certain base rates deemed to be “benchmarks”, including LIBOR, are the subject of ongoing national and international regulatory scrutiny and reforms. Some of these reforms are already effective, while others are still to be formulated or implemented. For example, since April 2013, the FCA has regulated LIBOR, permitting issuers to continue to use LIBOR as a reference rate for various instruments and measures, including in the determination of the underlying rate. Notwithstanding the foregoing, efforts to transition from LIBOR to alternative benchmark rates are under way in several jurisdictions and, in July 2017, the FCA announced that it will not continue to regulate LIBOR or take other actions to sustain LIBOR beyond 2021 as a benchmark and, therefore, urged users of LIBOR to plan to transition to alternative reference rates.

As a result, there can be no guarantee that LIBOR will be determined after 2021 and, if it is still determined at that time, that such determinations will be consistent with those currently used to determine LIBOR. Any such consequences could have an adverse effect on the value and marketability of, and the return on, your Notes. On August 1, 2014, the Intercontinental Exchange Benchmark Administration Ltd. formally assumed the role of benchmark administrator and calculation agent for the CMS rate (USD) and in April 2015 implemented a revised calculation methodology in an effort to improve the transparency of the process for setting the CMS rate (USD). It is not possible to predict the further effect of any changes or reforms affecting the CMS rate (USD) and any changes announced by Intercontinental Exchange Benchmark Administration Ltd. may result in a sudden or prolonged increase or decrease in the reported CMS rate (USD), which may have an adverse impact on securities linked to the CMS rate (USD) and the underlying rate specifically, such as the Notes, and the market value of, and any amount payable at maturity on, the Notes.

Notwithstanding the fallback mechanism applicable to the underlying rate, if the calculation agent determines that the underlying rate (a) has been discontinued or (b) does not, or whose administrator or sponsor does not, fulfill any legal or regulatory requirement applicable to such administrator, sponsor and/or underlying rate, then the calculation agent shall appoint an independent advisor to determine an alternative to the underlying rate that has replaced the underlying rate in customary market usage or, if it determines that no alternative rate has replaced the underlying rate, such other rate that it reasonably determines is most comparable to the underlying rate in accordance with the terms under “Reference Assets — Base Rate Replacement” in the accompanying prospectus supplement. The use of an alternative rate may result in a payment at maturity that is substantially lower than or that does not otherwise correlate over time with the payment that could have been made at maturity if the underlying rate remained available in its current form. Furthermore, if the calculation agent is unable to appoint an independent advisor or if such independent advisor fails to determine an alternative rate, the calculation agent may have to exercise its discretion to determine (or to elect not to determine) an alternative rate in accordance with the procedure specified under “Reference Assets — Base Rate Replacement” in the accompanying prospectus supplement. In such a situation, the calculation agent may have a conflict of interest in making any such decision, which could adversely affect the amount payable at maturity on the Notes, if any.

♦	Potential UBS impact on the underlying rate — Trading or transactions by UBS and/or its affiliates in the underlying rate, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying rate may adversely affect the performance of the underlying rate and, therefore, the market value of the Notes and the payment at maturity, if any.
♦	Potential conflict of interest — UBS and its affiliates may engage in trading activities related to the underlying rate, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity of the Notes, if any, based on the underlying rate. As UBS determines the economic terms of the Notes, including the coupon rate and downside threshold, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or over-the-counter derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

6

Further, as discussed above, if the calculation agent determines that the underlying rate (a) has been discontinued or (b) does not, or whose administrator or sponsor does not, fulfill any legal or regulatory requirement applicable to such administrator, sponsor and/or underlying rate, then the calculation agent will appoint an independent advisor to determine an alternative to the underlying rate or such other rate that it reasonably determines is most comparable to the underlying rate in accordance with the terms under “Reference Assets — Base Rate Replacement” in the accompanying prospectus supplement or, if no such independent advisor is available, may make such determinations itself. There may be conflicts of interests between you, as a holder of the Notes, and the calculation agent in the event it is required to make any such decision or determination.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying rate to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read the section below entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Material U.S. Federal Income Tax Consequences”, including the section “— Notes Treated as Investment Units Containing a Debt Instrument and a Put Option Contract" in the accompanying prospectus supplement, and consult your tax advisor about your tax situation.

7

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The table below illustrates the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 12 months
Coupon Rate:	9.50% per annum (or $23.75 per quarter)
Total Coupon Payable:	9.50% (or $95.00 per Note)
Coupon Payment Dates:	Quarterly
Initial Underlying Rate:	1.60%
Downside Threshold:	1.20% (75.00% of the Initial Underlying Rate)

Underlying Rate	Coupons	The Hypothetical Final Underlying Rate is Equal to or Greater Than the Hypothetical Downside Threshold		The Hypothetical Final Underlying Rate is Less Than the Hypothetical Downside Threshold
Hypothetical Final Underlying Rate	Total Coupons Paid on the Notes	Total Payment at Maturity (Including Coupons)	Total Return on the Notes	Total Payment at Maturity (Excluding Coupons)	Total Payment at Maturity (Including Coupons)	Total Return on the Notes
2.00%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.95%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.90%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.85%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.80%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.75%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.70%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.65%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.60%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.50%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.40%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.30%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.20%	$95.00	$1,095.00	9.50%	n/a	n/a	n/a
1.15%	$95.00	n/a	n/a	$950.00	$1,045.00	4.50%
1.10%	$95.00	n/a	n/a	$900.00	$995.00	-0.50%
1.05%	$95.00	n/a	n/a	$850.00	$945.00	-5.50%
1.00%	$95.00	n/a	n/a	$800.00	$895.00	-10.50%
0.95%	$95.00	n/a	n/a	$750.00	$845.00	-15.50%
0.90%	$95.00	n/a	n/a	$700.00	$795.00	-20.50%
0.85%	$95.00	n/a	n/a	$650.00	$745.00	-25.50%
0.80%	$95.00	n/a	n/a	$600.00	$695.00	-30.50%
0.75%	$95.00	n/a	n/a	$550.00	$645.00	-35.50%
0.70%	$95.00	n/a	n/a	$500.00	$595.00	-40.50%
0.65%	$95.00	n/a	n/a	$450.00	$545.00	-45.50%
0.60%	$95.00	n/a	n/a	$400.00	$495.00	-50.50%
0.55%	$95.00	n/a	n/a	$350.00	$445.00	-55.50%
0.50%	$95.00	n/a	n/a	$300.00	$395.00	-60.50%
0.45%	$95.00	n/a	n/a	$250.00	$345.00	-65.50%
0.40%	$95.00	n/a	n/a	$200.00	$295.00	-70.50%
0.35%	$95.00	n/a	n/a	$150.00	$245.00	-75.50%
0.30%	$95.00	n/a	n/a	$100.00	$195.00	-80.50%
0.25%	$95.00	n/a	n/a	$50.00	$145.00	-85.50%
0.20%	$95.00	n/a	n/a	$0.00	$95.00	-90.50%
0.15%	$95.00	n/a	n/a	$0.00	$95.00	-90.50%
0.10%	$95.00	n/a	n/a	$0.00	$95.00	-90.50%
0.05%	$95.00	n/a	n/a	$0.00	$95.00	-90.50%
0.00%	$95.00	n/a	n/a	$0.00	$95.00	-90.50%

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of losing a significant portion or all of your initial investment. Specifically, if the final underlying rate is less than the downside threshold, you will suffer a 1.00% loss on your initial investment for each 0.01% that the final underlying rate is less than the downside threshold and, if the final underlying rate is less than the downside threshold by 1.00% or more, you will lose all of your initial investment. In no event will the payment at maturity be less than $0.00.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

8

Information About the Underlying Rate

All disclosures contained in this document regarding the underlying rate are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying rate. You should make your own investigation into the underlying rate.

10-year CMS Rate (USD)

The “10-Year CMS Rate (USD)” or “underlying rate” means the rate for U.S. dollar swaps with a maturity of 10 years, which appears on Reuters screen “ICESWAP1” page as of 11:00 a.m., New York City time on any date of determination. The underlying rate measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 10 years. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on a 30/360 day count basis, is exchangeable for a floating three-month U.S. dollar LIBOR (as defined in the accompanying prospectus supplement) based payment stream that is payable quarterly on an Actual/360 day count basis. Three-month U.S. dollar LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market without pledging any collateral or security.

The following procedures will be used if the 10-Year CMS Rate (USD) cannot be determined on any date of determination (including the valuation date) as described above:

➢	If the above rate is no longer displayed on the relevant page, or if not displayed by 11:00 a.m., New York City time, on the affected date of determination, then the 10-Year CMS Rate (USD) will be determined on the basis of the mid market, semi annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on such date. For this purpose, the semi annual swap rate means the mean of the bid and offered rates for the semi annual fixed leg, calculated on a 30/360 day count basis, of a fixed for floating U.S. dollar interest rate swap transaction with a term equal to 10 years commencing on such date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to LIBOR (as defined in the accompanying prospectus supplement) with a maturity of three months. The calculation agent will select the five swap dealers after consultation with UBS and will request the principal New York City office of each of those dealers to provide a quotation of its rate.
➢	If at least three quotations are provided, the 10-Year CMS Rate (USD) on the affected date of determination will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.
➢	If fewer than three quotations are provided, the 10-Year CMS Rate (USD) on the affected date of determination will be determined by the calculation agent no later than the earlier of (i) the tenth calendar day after the affected date or, if that tenth calendar day is not a business day, the next succeeding business day, or (ii) the business day immediately preceding the maturity date. However, the calculation agent need not wait until such date to determine the 10-Year CMS Rate (USD) if the rate information it needs to make the determination is available from the relevant sources sooner.

Notwithstanding the above, if the calculation agent determines prior to any date of determination that the underlying rate (a) has been discontinued or (b) does not, or whose administrator or sponsor does not, fulfill any legal or regulatory requirement applicable to such administrator, sponsor and/or underlying rate, then the provisions under “Reference Assets — Base Rate Replacement” in the accompanying prospectus supplement shall apply.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying rate.

9

Historical Information

The following table sets forth the quarterly high and low for the underlying rate, based on the daily rates as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The underlying rate on August 8, 2019 was 1.631%. Past performance of the underlying rate is not indicative of the future performance of the underlying rate.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly End
1/1/2015	3/31/2015	2.349%	1.815%	2.032%
4/1/2015	6/30/2015	2.554%	1.943%	2.458%
7/1/2015	9/30/2015	2.522%	2.007%	2.007%
10/1/2015	12/31/2015	2.271%	1.925%	2.183%
1/1/2016	3/31/2016	2.165%	1.522%	1.666%
4/1/2016	6/30/2016	1.786%	1.342%	1.369%
7/1/2016	9/30/2016	1.550%	1.279%	1.436%
10/1/2016	12/31/2016	2.540%	1.473%	2.348%
1/1/2017	3/31/2017	2.563%	2.190%	2.401%
4/1/2017	6/30/2017	2.337%	2.087%	2.263%
7/1/2017	9/30/2017	2.358%	2.006%	2.277%
10/1/2017	12/31/2017	2.475%	2.253%	2.405%
1/1/2018	3/31/2018	2.944%	2.432%	2.789%
4/1/2018	6/30/2018	3.137%	2.804%	2.920%
7/1/2018	9/30/2018	3.162%	2.899%	3.110%
10/1/2018	12/31/2018	3.276%	2.752%	2.766%
1/1/2019	3/31/2019	2.816%	2.317%	2.416%
4/1/2019	6/30/2019	2.586%	1.909%	1.958%
7/1/2019	8/8/2019*	2.068%	1.631%	1.631%

*	The above table only includes data through this date. Accordingly, the “Quarterly High”, “Quarterly Low” and “Quarterly End” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of the underlying rate from January 1, 2009 through August 8, 2019, based on information from Bloomberg. The dotted line represents a hypothetical downside threshold of 1.223%, which is equal to 75.00% of the underlying rate on August 8, 2019. The actual downside threshold will be determined based on the underlying rate on the trade date. Past performance of the underlying rate is not indicative of the future performance of the underlying rate.

11

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section "— Notes Treated as Investment Units Containing a Debt Instrument and a Put Option Contract", in the accompanying prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Consequences. The U.S. federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying rate. The terms of the Notes require (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term greater than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income purposes. If, however, the debt component were treated as having a term of one year or less, amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest in income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until the taxable disposition of the Notes. At such time, the put option component would be taxed as a short-term capital gain.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate (to be determined on trade date)	Interest on Debt Component	Put Option Component
9.50% to 10.50% per annum	•% per annum	•% per annum

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the U.S. federal income tax treatment, it is possible that your Notes could be treated as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes and to read the discussion in “Material U.S. Federal Income Tax Consequences”, including the section "— Notes Treated as Investment Units Containing a Debt Instrument and a Put Option Contract ", in the accompanying prospectus supplement for a more detailed description of the tax treatment of your Notes.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section "— Notes Treated as Investment Units Containing a Debt Instrument and a Put Option Contract", in the accompanying prospectus supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisor as to the consequences of the 3.8% Medicare tax.

12

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non U.S. holder, subject to “FATCA,” discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

13

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public indicated on the cover hereof. UBS Securities LLC intends to resell the Notes to the public at the issue price to public.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this document, the accompanying prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this document is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	2
Coupon Payment Dates	3
Key Risks	4
Hypothetical Examples of How the Notes Might Perform	8
Information About the Underlying Rate	9
What Are the Tax Consequences of the Notes?	12
Supplemental Plan of Distribution (Conflicts of Interest)	14

Prospectus Supplement
Prospectus Supplement Summary	S-1
Risk Factors	S-5
General Terms of the Notes	S-18
Interest Rate Mechanics	S-23
Certain Features of the Notes	S-27
Use of Proceeds and Hedging	S-45
Material U.S. Federal Income Tax Consequences	S-46
Certain ERISA Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-62

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Principal at Risk Yield Notes due on or about August 17, 2020

Preliminary Pricing Supplement dated August 12, 2019
(To Prospectus Supplement dated October 31, 2018
and Prospectus dated October 31, 2018)

UBS Investment Bank

UBS Securities LLC